EXHIBIT 3.4

ARTICLES OF ORGANIZATION

OF

APT MANAGEMENT COMPANY, LLC

The undersigned, a natural person of the age of eighteen (18) years or more, acting as organizer of a limited liability company under the Texas Limited Liability Company Act (the “Act”), does hereby adopt the following Articles of Organization for such limited liability company:

ARTICLE ONE

The name of the limited liability company is APT Management Company, LLC (the “Company”).

ARTICLE TWO

The period of duration of the Company is perpetual.

ARTICLE THREE

The Company may engage in any lawful business permitted under the Act.

ARTICLE FOUR

The address of the Company’s initial registered office in the State of Texas is 4433 Baldwin Blvd., Corpus Christi, Texas 78408 and the name of the Company’s initial registered agent at such address is Sam L. Susser.

ARTICLE FIVE

The powers of the Company shall be exercised by or under the authority of and the business and affairs of the Company shall be managed under the direction of its managers. The name and address of the person who is to serve as the initial manager until the first meeting of the members of the Company, or until its successor is elected and qualified, are as follows:

Name	Address
Susser Holdings, LLC	4433 Baldwin Blvd. Corpus Christi, Texas 78408

ARTICLE SIX

The name and address of the organizer are:

Name	Address
John W. McCarver	600 Travis, Suite 4200 Houston, Texas 77002

IN WITNESS WHEREOF, the undersigned organizer has hereunto set his hand this 7th day of July, 2000.

/s/ John W. McCarver
John W. McCarver
Organizer

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